                                 EXHIBIT (a)(1)

                     OFFER TO PURCHASE FOR CASH UP TO 5,665
                      UNITS OF LIMITED PARTNERSHIP INTEREST

                                       OF

                             DE ANZA PROPERTIES - X
                       (a California Limited Partnership)

                                       at

                                  $450 PER UNIT

                                       by

                               MORAGA CAPITAL, LLC

THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, PACIFIC STANDARD TIME, ON DECEMBER 29, 1995, UNLESS THE OFFER IS EXTENDED.

         Moraga Capital, LLC (the "Purchaser") is a newly-formed Delaware limited liability company organized to acquire Units of limited partnership interest (the "Units") in De Anza Properties - X, a California limited partnership (the "Partnership"). The Purchaser is not affiliated with the Partnership. The Purchaser hereby offers to purchase up to 5,665 Units at a purchase price equal to $450 PER UNIT, less the amount of any distributions declared or made with respect to the Units between November 29, 1995 (the "Offer Date") and December 29, 1995, or such other date to which this Offer may be extended (the "Expiration Date"), in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the "Offer"). The 5,665 Units sought pursuant to the Offer represent approximately 25% of the Units outstanding as of September 30, 1995.

         Holders of Units ("Unitholders") are urged to consider the following factors:

         - Unitholders who tender their Units will give up the opportunity to participate in any future benefits from the ownership of Units, including potential future distributions by the Partnership, and the purchase price per Unit payable to a tendering Unitholder by the Purchaser may be less than the total amount which might otherwise be received by the Unitholder with respect to the Unit over the remaining term of the Partnership.

         - The purchase price offered by the Purchaser is less than the $770 per Unit estimated by De Anza Corporation, the operating general partner of the Partnership (the "General Partner") in October 1995 as the value of the Units. The purchase price is also less than the $628 per Unit estimated by the Purchaser to be the liquidation value of the underlying assets of the Partnership as of June 30, 1995.

         - The Purchaser is making the Offer for investment purposes and with the intention of making a profit from the ownership of the Units. In establishing the purchase price of $450 per Unit, the Purchaser was motivated to establish the lowest price which might be acceptable to Unitholders consistent with the Purchaser's objectives.

         - As a result of consummation of the Offer, the Purchaser may be in a position to significantly influence all Partnership decisions on which Unitholders may vote. The Purchaser will vote the Units acquired in the Offer in its own interest, which may be different from or in conflict with the interests of the remaining Unitholders. See Section 7 below.

         - The Purchaser may accept only a portion of the Units tendered by a Unitholder in the event a total of more than 5,665 Units are tendered.

THE OFFER TO PURCHASE IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF UNITS BEING TENDERED. IF MORE THAN 5,665 UNITS ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASER WILL ACCEPT FOR PURCHASE 5,665 UNITS FROM TENDERING UNITHOLDERS ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN.

A UNITHOLDER MAY TENDER ANY OR ALL UNITS OWNED BY SUCH UNITHOLDER.

         The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units, (ii) to terminate the Offer and not accept for payment any Units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in Section 13 of this Offer to Purchase, to delay the acceptance for payment of, or payment for, any Units not theretofore accepted for payment or paid for, and (iv) to amend the Offer in any respect. Notice of any such extension, termination or amendment will promptly be disseminated to Unitholders in a manner reasonably designed to inform Unitholders of such change in compliance with Rule 14d-4(c) under the Securities Exchange Act of 1934 (the "Exchange Act"). In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

November 29, 1995

                                    IMPORTANT

Any Unitholder desiring to tender any or all of such Unitholder's Units should complete and sign the Letter of Transmittal (a copy of which is printed on blue paper and enclosed with this Offer to Purchase) in accordance with the instructions in the Letter of Transmittal and mail, deliver or telecopy the Letter of Transmittal and any other required documents to CCP Administrators, Inc. (the "Depositary"), an affiliate of certain members of the Purchaser, at the address or facsimile number set forth below.

         CCP ADMINISTRATORS, INC.
         1640 SCHOOL STREET, SUITE 100
         MORAGA, CALIFORNIA  94556
         TELEPHONE:  800-854-8357
         FACSIMILE TRANSMISSION:  510-631-9119

Questions or requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Purchaser at 1-800-854-8357.

                           ---------------------------

         NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. NO SUCH
RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                           ---------------------------

         The Partnership is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and is available for inspection and copying at the regional offices of the Commission located in Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates.

         The Purchaser has filed with the Commission a Tender Offer Statement on
Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner specified above.

                                TABLE OF CONTENTS

                                                                                                       Page

INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5

TENDER OFFER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9
Section 1.       Terms of the Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9
Section 2.       Proration; Acceptance for Payment and Payment for Units  . . . . . . . . . . . . .      9
Section 3.       Procedures for Tendering Units . . . . . . . . . . . . . . . . . . . . . . . . . .     10
Section 4.       Withdrawal Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12
Section 5.       Extension of Tender Period; Termination; Amendment . . . . . . . . . . . . . . . .     12
Section 6.       Certain Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . .     13
Section 7.       Effects of the Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15
Section 8.       Future Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16
Section 9.       The Business of the Partnership  . . . . . . . . . . . . . . . . . . . . . . . . .     16
Section 10.      Conflicts of Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     19
Section 11.      Certain Information Concerning the Purchaser . . . . . . . . . . . . . . . . . . .     19
Section 12.      Source of Funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20
Section 13.      Conditions of the Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20
Section 14.      Certain Legal Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     22
Section 15.      Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     22
Section 16.      Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     23

Schedule I - The Purchaser's Members and Their Respective Principals

To the Holders of Units of Limited Partnership Interest of De Anza Properties - X

                                  INTRODUCTION

         The Purchaser hereby offers to purchase up to 5,665 Units of the Partnership at a purchase price of $450 per Unit, less the amount of any distributions declared or paid with respect to the Units between the Offer Date and the Expiration Date ("Offer Price"), in cash, without interest, upon the terms and subject to the conditions set forth in the Offer. Unitholders who tender their Units will not be obligated to pay any Partnership transfer fees, or any other fees, expenses or commissions in connection with the tender of Units. The Purchaser will pay all such costs and all charges and expenses of the Depositary, an affiliate of certain members of the Purchaser, as depositary in connection with the Offer.

         The Purchaser is a newly-formed Delaware limited liability company. For further information concerning the members of the Purchaser, see Section 11 below.

         Neither the Purchaser nor the Depositary is affiliated with the General Partner or with any of the individual general partners of the Partnership or any affiliate of such persons.

         Unitholders are urged to consider the following factors:

         - Unitholders who tender their Units will give up the opportunity to participate in any future benefits from the ownership of Units, including potential future distributions by the Partnership, and the purchase price per Unit payable to a tendering Unitholder by the Purchaser may be less than the total amount which might otherwise be received by the Unitholder with respect to the Unit over the remaining term of the Partnership.

         - The purchase price offered by the Purchaser is less than the $770 per Unit estimated by the General Partner in October 1995 as the value of the Units. The purchase price is also less than the $628 per Unit estimated by the Purchaser to be the liquidation value of the underlying assets of the Partnership as of June 30, 1995.

         - The Purchaser is making the Offer for investment purposes and with the intention of making a profit from the ownership of the Units. In establishing the purchase price of $450 per Unit, the Purchaser was motivated to establish the lowest price which might be acceptable to Unitholders consistent with the Purchaser's objectives.

         - As a result of consummation of the Offer, the Purchaser may be in a position to significantly influence all Partnership decisions on which Unitholders may vote. The Purchaser will vote the Units acquired in the Offer in its own interest, which may be different from or in conflict with the interests of the remaining Unitholders. See Section 7 below.

         - The Purchaser may accept only a portion of the Units tendered by a Unitholder in the event a total of more than 5,665 Units are tendered.

The Offer will provide Unitholders with an opportunity to liquidate their investment without the usual transaction costs associated with market sales. Unitholders may no longer wish to continue with their investment in the Partnership for a number of reasons, including the following:

- the absence of a formal trading market for the Units and the difficulty in selling units in secondary market transactions;

- general disenchantment with real estate investments, particularly long-term investments in limited partnerships;

- the continuing administrative costs and resultant negative financial impact on the value of the Units of a publicly registered limited partnership;

- a more immediate need to use the cash now tied up in an investment in the Units;

- a desire to eliminate the need for compliance with complicated and costly tax return requirements and associated expenses which may result from an investment in the Units; and

- no termination or liquidation date has been fixed for the Partnership other than the Partnership Agreement provision for the term of the Partnership to extend until December 31, 2027 (unless dissolved earlier), and the General Partner stated in October 1995 that it was not in the best interests of the Partnership to sell its last remaining property at that time.

         The Offer is not conditioned upon any minimum number of Units being tendered. If more than 5,665 Units are validly tendered and not withdrawn, the Purchaser will accept for purchase a total of 5,665 Units from tendering Unitholders on a pro rata basis, subject to the terms and conditions herein. See "Tender Offer - Section 13. Conditions of the Offer" for certain conditions of the Offer. The Purchaser expressly reserves the right, in its sole discretion and for any reason, to waive any or all of the conditions of the Offer, although the Purchaser does not presently intend to waive any such conditions.

Establishment of the Offer Price

         The Purchaser has set the Offer Price at $450 per Unit, less the amount of any distributions declared or made with respect to the Units between the Offer Date and Expiration Date. In determining the Offer Price, the Purchaser analyzed a number of quantitative and qualitative factors, including: (i) the prices of recent secondary market resales of the Units; (ii) the lack of liquidity of an investment in the Partnership; (iii) an estimate of the liquidation value of the Partnership's assets; (iv) the costs to the Purchaser associated with acquiring the Units; and (v) the administrative costs of continuing to own the Partnership's assets through a publicly registered limited partnership.

         The Offer Price represents the price at which the Purchaser is willing to purchase Units. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price and no representation is made by the Purchaser or any affiliate of the Purchaser as to such fairness. Other measures of the value of the Units may be relevant to Unitholders. Unitholders are urged to consider carefully all of the information contained herein and consult with their own advisors, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender Units.

         According to reports published by Robert A. Stanger & Co., Inc., an independent, third-party source, the low and high sales prices of Units during the period from March 1994 through August 1995 were $250 and $570, respectively. It should be noted that, in September 1995, the Partnership made an extraordinary distribution of approximately $177 per Unit, reflecting net sales proceeds from a property sold in July 1995. The gross sales prices reported also do not necessarily reflect the net sales proceeds received by sellers of Units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices. In addition, the Purchaser does not know whether the foregoing sales price information is accurate or complete. During the period from March 1994 through August 1995 , an affiliate of the Purchaser acquired 20 Units in privately negotiated transactions with unrelated parties for $535 per Unit. As of November 8, 1995, an affiliate of the Purchaser acquired an additional five Units from an unrelated party in a privately negotiated transaction for $399 per Unit.

         The Purchaser is offering to purchase Units which are a relatively illiquid investment and is not offering to purchase the Partnership's underlying assets. Consequently, the Purchaser does not believe that the underlying asset value of the Partnership is determinative in arriving at the Offer Price. Nevertheless, using publicly available information concerning the Partnership contained in the Partnership's Form 10-K for the fiscal year ended December 31, 1994 and the Partnership's Form 10-Q for the quarter ended June 30, 1995, the Purchaser derived an estimated liquidation value (the "Estimated Liquidation Value") for the Partnership's assets.

         In determining the Estimated Liquidation Value, the Purchaser first calculated the "Estimated Net Sales Value" of the Partnership's sole remaining property. The Estimated Net Sales Value was determined by dividing the property's estimated net operating income ("NOI") of $1,943,000 for the twelve month period commencing on January 1, 1995 and ending December 31, 1995 (which amount was estimated by the Purchaser by annualizing the Partnership's actual results of operations for the six months ended June 30, 1995 reported in the Partnership's Form 10-Q and subtracting therefrom the portion of the reported NOI for such period estimated by the Purchaser to be attributable to the operation of a property (Aptos Pines) which was sold by the Partnership in July
1995). To determine the Estimated Net Sales Value of the property, the Purchaser then divided the estimated NOI by a 9% capitalization rate (the "Cap Rate") and reduced such result by (i) 3% ($648,000) to take into account the estimated closing costs which would be incurred upon the sale by the Partnership of the property, including brokerage commissions, title costs, surveys, appraisals, legal fees and transfer taxes, and (ii) the $4,796,000 of mortgage debt encumbering the property as of June 30, 1995. The resulting Estimated Net Sales Value of the property was approximately $16,145,000.

         The Purchaser believes that the Cap Rate utilized by it is within a range of capitalization rates currently employed in the marketplace. The utilization of different capitalization rates, however, could also be appropriate. In this regard, Unitholders should be aware that the use of lower capitalization rates would result in a higher Estimated Net Sales Value for the Partnership's property.

         To determine the Estimated Liquidation Value of the Partnership's assets, the Purchaser added to the Estimated Net Sales Value of the Partnership's property the Partnership's $1,344,000 of net current assets at June 30, 1995 reported in the Partnership's Form 10-Q for the quarter ended as of such date. The resulting Estimated Liquidation Value of the Partnership's assets as of June 30, 1995 was approximately $17,489,000 or $628 per Unit (based upon the percentage of capital distributions which the Purchaser believes Unitholders are entitled under the Partnership's partnership agreement (the "Partnership Agreement") after deducting amounts which the General Partner of the Partnership is entitled to receive).

         Under the Partnership Agreement, the Partnership is not required to sell its sole remaining property until the earlier of the date Unitholders holding a majority of the Units vote to liquidate the Partnership or December 31, 2027. In addition, the General Partner indicated in its letter to Unitholders referred to below that "...now is definitely not the time to sell the [p]roperty...", that "...the Southern California economy is still poor" and that "...it would not be in the best interests of the Partnership to sell the [p]roperty at this time". Accordingly, the timing of the sale of the Partnership's remaining property and resulting liquidation of the Partnership remains uncertain, and, consequently, the timing of amounts to be received by Unitholders in respect of such sale and liquidation (whether in excess of or less than the Estimated Liquidation Value per Unit) cannot be determined.

         Unitholders should note that, in October 1995, the General Partner sent a letter to Unitholders in response to a solicitation by an unrelated third party seeking to purchase Units. In its letter, the General Partner estimated the value of the Units at $770 per Unit as compared to a December 1990 value of $920 per Unit, which was based on a 1990 appraised value of the remaining property. The General Partner also stated in its letter that (i) it did not believe that it was in the best interests of the Partnership to sell the Partnership's remaining property at that time and (ii) it could not recommend acceptance by Unitholders of an offer significantly below the General Partner's value of $770 per Unit.

         As indicated above, the Offer Price represents the price at which the Purchaser is willing to purchase Units. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price and no representation is made by the Purchaser or any affiliate of the Purchaser as to such fairness. Other measures of the value of the Units may be relevant to Unitholders. Unitholders are urged to consider carefully all of the information contained herein and consult with their own advisors, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender Units.

General Background Information

         Certain information contained in this Offer to Purchase which relates to, or represents, statements made by the Partnership or the General Partner, has been derived from information provided in reports filed by the Partnership with the Securities and Exchange Commission.

         According to publicly available information, there were 22,640.5 Units issued and outstanding at December 31, 1994, held by approximately 2,061 Unitholders. The Purchaser owns 10 Units, and Affiliates of the Purchaser currently beneficially own an aggregate of 1,629 additional Units, for a total of 1,639 Units, or approximately 7.2% of the outstanding Units (see "Certain Information Concerning the Purchaser" below).

         Tendering Unitholders will not be obligated to pay transfer fees, brokerage fees or commissions on the sale of the Units to the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses incurred in connection with the Offer. The Purchaser desires to purchase all Units tendered by each Unitholder.

         IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER INCREASES THE CONSIDERATION OFFERED TO UNITHOLDERS PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION WILL BE PAID WITH RESPECT TO ALL UNITS THAT ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH UNITS WERE TENDERED PRIOR TO SUCH INCREASE IN CONSIDERATION.

         UNITHOLDERS ARE URGED TO READ THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR UNITS.

                                  TENDER OFFER

         SECTION 1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for Units validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 midnight, Pacific Standard Time, on December 29, 1995, unless and until the Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire.

         The Offer is conditioned on satisfaction of certain conditions. See
Section 13, which sets forth in full the conditions of the Offer. The Purchaser reserves the right (but shall not be obligated), in its sole discretion and for any reason, to waive any or all of such conditions. If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Units tendered, terminate the Offer and return all tendered Units to tendering Unitholders, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Units validly tendered, (iii) extend the Offer and, subject to the right of Unitholders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended or (iv) to amend the Offer.

         THE PURCHASER DOES NOT ANTICIPATE AND HAS NO REASON TO BELIEVE THAT ANY CONDITION OR EVENT WILL OCCUR THAT WOULD PREVENT THE PURCHASER FROM PURCHASING TENDERED UNITS AS OFFERED HEREIN.

         SECTION 2. PRORATION; ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS. If the number of Units validly tendered prior to the Expiration Date and not withdrawn is 5,665 or less, the Purchaser, upon the terms and subject to the conditions of the Offer, will accept for payment all Units so tendered.

         If the number of Units validly tendered prior to the Expiration Date and not withdrawn exceeds 5,665, the Purchaser, upon the terms and subject to the conditions of the Offer, will accept for payment Units so tendered on a pro rata basis.

         In the event that proration is required, because of the difficulty of immediately determining the precise number of Units to be accepted, the Purchaser will announce the final results of proration as soon as practicable, but in no event later than five business days following the Expiration Date. The Purchaser will not pay for any Units tendered until after the final proration factor has been determined.

         Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment, and will pay for, Units validly tendered and not withdrawn in accordance with Section 4, as promptly as practicable following the Expiration Date. In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal.

         For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) tendered Units when, as and if the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Units pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units purchased pursuant to the Offer will in all cases be made by deposit of the Offer Price with the Depositary, which will act as agent for the tendering Unitholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering Unitholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         If any tendered Units are not purchased for any reason, the Letter of Transmittal with respect to such Units not purchased will be of no force or effect. If, for any reason whatsoever, acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for Units tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 13 (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Units, subject to any limitations of applicable law, and such Units may not be withdrawn except to the extent that the tendering Unitholders are entitled to withdrawal rights as described in Section 4.

         If, prior to the Expiration Date, the Purchaser shall increase the consideration offered to Unitholders pursuant to the Offer, such increased consideration shall be paid for all Units accepted for payment pursuant to the Offer, whether or not such Units were tendered prior to such increase.

         SECTION 3. PROCEDURES FOR TENDERING UNITS.

         VALID TENDER. For Units to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (a copy of which is enclosed and printed on blue paper) with any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. A Unitholder may tender any or all Units owned by such Unitholder.

         IN ORDER FOR A TENDERING UNITHOLDER TO PARTICIPATE IN THE OFFER, UNITS MUST BE VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE, WHICH IS 12:00 MIDNIGHT, PACIFIC STANDARD TIME, ON DECEMBER 29, 1995, OR SUCH DATE TO WHICH THE OFFER MAY BE EXTENDED.

         THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING UNITHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY.

         BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent the possible application of 31% backup federal income tax withholding with respect to payment of the Offer Price for Units purchased pursuant to the Offer, a tendering Unitholder must provide the Depositary with such Unitholder's correct taxpayer identification number and make certain certifications that such Unitholder is not subject to backup federal income tax withholding. Each tendering Unitholder must insert in the Letter of Transmittal the Unitholder's taxpayer identification number or social security number in the space provided on the front of the Letter of Transmittal. The Letter of Transmittal also includes a substitute Form W-9, which contains the certifications referred to above. (See the Instructions to the Letter of Transmittal.)

         FIRPTA WITHHOLDING. To prevent the withholding of federal income tax in an amount equal to 10% of the sum of the Offer Price plus the amount of Partnership liabilities allocable to each Unit tendered, each Unitholder must complete the FIRPTA Affidavit included in the Letter of Transmittal certifying such Unitholder's taxpayer identification number and address and that the Unitholder is not a foreign person. (See the Instructions to the Letter of Transmittal and "Section 6. Certain Federal Income Tax Consequences.")

         OTHER REQUIREMENTS. By executing a Letter of Transmittal as set forth above, a tendering Unitholder irrevocably appoints the designees of the Purchaser as such Unitholder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Unitholder's rights with respect to the Units tendered by such Unitholder and accepted for payment by the Purchaser. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Units for payment. Upon such acceptance for payment, all prior proxies given by such Unitholder with respect to such Units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The designees of the Purchaser will, with respect to such Units, be empowered to exercise all voting and other rights of such Unitholder as they in their sole discretion may deem proper at any meeting of Unitholders, by written consent or otherwise. In addition, by executing a Letter of Transmittal, a Unitholder also assigns to the Purchaser all of the Unitholder's rights to receive distributions from the Partnership with respect to Units which are accepted for payment and purchased pursuant to the Offer, other than those distributions declared or paid during the period commencing on the Offer Date and terminating on the Expiration Date.

         DETERMINATION OF VALIDITY; REJECTION OF UNITS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the procedures described above will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Units tendered may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the right to waive any defect or irregularity in any tender with respect to any particular Units of any particular Unitholder, and the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Neither the Purchaser, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.

         A tender of Units pursuant to any of the procedures described above will constitute a binding agreement between the tendering Unitholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering Unitholder's representation and warranty that (i) such Unitholder owns the Units being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Unit complies with Rule 14e-4. Rule 14e-4 requires, in general, that a tendering security holder actually be able to deliver the security subject to the tender offer, and is of concern particularly to any Unitholders who have granted options to sell or purchase the Units, hold option rights to acquire such securities, maintain "short" positions in the Units (i.e., have borrowed the Units) or have loaned the Units to a short seller. Because of the nature of limited partnership interests, the Purchaser believes it is unlikely that any option trading or short selling activity exists with respect to the Units. In any event, a Unit holder will be deemed to tender Units in compliance with Rule 14e-4 and the Offer if the holder is the record owner of the Units and the holder (i) delivers the Units pursuant to the terms of the Offer, (ii) causes such delivery to be made, (iii) guarantees such delivery, (iv) causes a guaranty of such delivery, or (v) uses any other method permitted in the Offer (such as facsimile delivery of the Transmittal Letter).

         SECTION 4. WITHDRAWAL RIGHTS. Except as otherwise provided in this
Section 4, all tenders of Units pursuant to the Offer are irrevocable, provided that Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time after January 28, 1996 (or such later date as may apply in the event the Offer is extended).

         For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address or the facsimile number set forth in the attached Letter of Transmittal. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

         If purchase of, or payment for, Units is delayed for any reason or if the Purchaser are unable to purchase or pay for Units for any reason, then, without prejudice to the Purchaser's rights under the Offer, tendered Units may be retained by the Depositary on behalf of the Purchaser and may not be withdrawn except to the extent that tendering Unitholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. Neither the Purchaser, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

         Any Units properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

         SECTION 5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT. The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units by giving oral or written notice of such extension to the Depositary, (ii) to terminate the Offer and not accept for payment any Units not theretofore accepted for payment or paid for, by giving oral or written notice of such termination to the Depositary, (iii) upon the occurrence or failure to occur of any of the conditions specified in Section 13, to delay the acceptance for payment of, or payment for, any Units not heretofore accepted for payment or paid for, by giving oral or written notice of such termination or delay to the Depositary, and (iv) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of Units being sought in the Offer or both or changing the type of consideration) by giving oral or written notice of such amendment to the Depositary. Any extension, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(c) under the Exchange Act. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rule 14d-4(c) under the Exchange Act), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service. The Purchaser may also be required by applicable law to disseminate to Unitholders certain information concerning the extensions of the Offer and any material changes in the terms of the Offer.

         If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Units) is delayed in its payment for Units or is unable to pay for Units pursuant to the Offer for any reason, then, without prejudice to the Purchaser' rights under the Offer, the Depositary may retain tendered Units on behalf of the Purchaser, and such Units may not be withdrawn except to the extent tendering Unitholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay payment for Units that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that the Purchaser pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

         If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought (other than an increase of not more than 2% of the securities sought), however, a minimum ten business day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Standard Time.

         SECTION 6. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO A PARTICULAR UNITHOLDER. For example, this discussion does not address the effect of any applicable foreign, state, local or other tax laws other than federal income tax laws. Certain Unitholders (including trusts, foreign persons, tax-exempt organizations or corporations subject to special rules, such as life insurance companies or S corporations) may be subject to special rules not discussed below. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations, court decisions and Internal Revenue Service ("IRS") rulings and other pronouncements. EACH UNITHOLDER TENDERING UNITS SHOULD CONSULT SUCH UNITHOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH UNITHOLDER OF ACCEPTING THE OFFER, INCLUDING THE APPLICATION OF THE ALTERNATIVE MINIMUM TAX AND FEDERAL, FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

         The following discussion is based on the assumption that the Partnership is treated as a partnership for federal income tax purposes and is not a "publicly traded partnership" as that term is defined in the Code.

         GAIN OR LOSS. A taxable Unitholder will recognize a gain or loss on the sale of such Unitholder's Units in an amount equal to the difference between (i) the amount realized by such Unitholder on the sale and (ii) such Unitholder's adjusted tax basis in the Units sold. The amount realized by a Unitholder will include the Unitholder's share of the Partnership's liabilities, if any (as determined under Code section 752 and the regulations thereunder). If the Unitholder reports a loss on the sale, such loss generally could not be currently deducted by such Unitholder except against such Unitholder's capital gains from other investments. In addition, such loss would be treated as a passive activity loss. (See "Suspended Passive Activity Losses" below.)

         The adjusted tax basis in the Units of a Unitholder will depend upon individual circumstances. (See also "Partnership Allocations in Year of Sale" below.) Each Unitholder who plans to tender hereunder should consult with the Unitholder's own tax advisor as to the Unitholder's adjusted tax basis in the Unitholder's Units and the resulting tax consequences of a sale.

         If any portion of the amount realized by a Unitholder is attributable to such Unitholder's share of "unrealized receivables" or "substantially appreciated inventory items" as defined in Code section 751, a corresponding portion of such Unitholder's gain or loss will be treated as ordinary gain or loss. It is possible that the basis allocation rules of Code Section 751 may result in a Unitholder's recognizing ordinary income with respect to the portion of the Unitholder's amount realized on the sale of a Unit that is attributable to such items while recognizing a capital loss with respect to the remainder of the Unit.

         A tax-exempt Unitholder (other than an organization described in Code
Section 501(c)(7) (social club), 501(c)(9) (voluntary employee benefit association), 501(c)(17) (supplementary unemployment benefit trust), or 501(c)(20) (qualified group legal services plan)) should not be required to recognize unrelated trade or business income upon the sale of its Units pursuant to the Offer, assuming that such Unitholder does not hold its Units as a "dealer" and has not acquired such Units with debt financed proceeds.

         PARTNERSHIP ALLOCATIONS IN YEAR OF SALE. A tendering Unitholder will be allocated the Unitholder's pro rata share of the annual taxable income and losses from the Partnership with respect to the Units sold for the period through the date of sale, even though such Unitholder will assign to the Purchaser its rights to receive certain cash distributions with respect to such Units. Such allocations and any Partnership distributions for such period would affect a Unitholder's adjusted tax basis in the tendered Units and, therefore, the amount of gain or loss recognized by the Unitholder on the sale of the Units.

         POSSIBLE TAX TERMINATION. The Code provides that if 50% or more of the capital and profits interests in a partnership are sold or exchanged within a single 12-month period, such partnership generally will terminate for federal income tax purposes. It is possible, although deemed by the Purchaser to be unlikely (given the limited number of Units subject to the Offer and the limited secondary market for the Units), that the Partnership could terminate for federal income tax purposes as a result of consummation of the Offer. If so, the Partnership will be treated as having made a liquidating distribution of an undivided interest in all of its assets to the Unitholders, the partners of the Partnership after consummation of the Offer (i.e., the nontendering Unitholders and the Purchaser) would be treated as having recontributed their interests in Partnership assets to the

Partnership, and the capital accounts of all partners would be restated. A Unitholder would recognize gain on the liquidating distribution only to the extent that the amount of cash deemed distributed to the Unitholder exceeded the Unitholder's basis in the Units. Depending on the Unitholders' bases in their Units and the Partnership's tax basis in its property, a tax termination could affect, perhaps adversely, the amount of depreciation deductions reported by the Partnership for the period following the date of such termination. A tax termination of the Partnership also could have the adverse effect on Unitholders whose tax year is not the calendar year, of the inclusion of more than one year of Partnership tax items in one tax return of such Unitholders, resulting in a "bunching" of income. In addition, a tax termination could have the adverse effect on non-tendering Unitholders who subsequently dispose of their Units at a gain of requiring them to treat a greater portion of such gain as ordinary income (due to the application of Code Section 735) than would otherwise be required absent a tax termination of the Partnership.

         SUSPENDED "PASSIVE ACTIVITY LOSSES". A Unitholder who sells all of the Unitholder's Units would be able to deduct "suspended" passive activity losses from the Partnership, if any, in the year of sale free of the passive activity loss limitation. As a limited partner of the Partnership, which was engaged in real estate activities, the ability of a Unitholder, who or which is subject to the passive activity loss rules, to claim tax losses from the Partnership was limited. Upon sale of all of the Unitholder's Units, such Unitholder would be able to use any "suspended" passive activity losses first against gain, if any, on sale of the Unitholder's Units and then against income from any other source.

         FOREIGN UNITHOLDERS. Gain realized by a foreign Unitholder on a sale of a Unit pursuant to the Offer will be subject to federal income tax. Under
Section 1445 of the Code, the transferee of a partnership interest held by a foreign person is generally required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. The Purchaser will withhold 10% of the amount realized by a tendering Unitholder from the purchase price payment to be made to such Unitholder unless the Unitholder properly completes and signs the FIRPTA Affidavit included as part of the Letter of Transmittal certifying the Unitholder's TIN, that such Unitholder is not a foreign person and the Unitholder's address. Amounts withheld would be creditable against a foreign Unitholder's federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

         SECTION 7. EFFECTS OF THE OFFER.

         LIMITATIONS ON RESALES. The Partnership Agreement does not restrict transfers of Units, provided a transfer results in an assignee holding at least five Units and complies with any applicable state securities laws (such as the California consent to transfer rules). As the Purchaser is currently a beneficial owner of Units, it should be deemed exempt from any California consent to transfer requirements. Accordingly, the Purchaser neither anticipates any limitation on its right to acquire the Units, nor that such acquisitions will have the effect of limiting any further resales of Units.

         EFFECT ON TRADING MARKET. There is no established public trading market for the Units and, therefore, a reduction in the number of Unitholders should not materially further restrict the Unitholders' ability to find purchasers for their Units on any secondary market.

         VOTING POWER OF PURCHASER. Depending on the number of Units acquired by the Purchaser pursuant to the Offer, the Purchaser may have the ability to exert certain influence on matters subject to the vote of Unitholders, though the maximum number of Units sought hereunder would not give the Purchaser a controlling voting interest.

         The Units are registered under the Exchange Act, which requires, among other things that the Partnership furnish certain information to its Unitholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of, and solicitation of consents from, Unitholders. The Purchaser does not believe that the purchase of Units pursuant to the Offer will result in the Units becoming eligible for deregistration under the Exchange Act.

         SECTION 8. FUTURE PLANS. Following the completion of the Offer, the Purchaser, or its affiliates, may acquire additional Units. Any such acquisition may be made through private purchases, through one or more future tender offers or by any other means deemed advisable. Any such acquisition may be at a consideration higher or lower than the consideration to be paid for the Units purchased pursuant to the Offer.

         The Purchaser is acquiring the Units pursuant to the Offer solely for investment purposes. Although the Purchaser has no present intention to seek control of the Partnership or to change the management or operations of the Partnership, the Purchaser reserves the right, at an appropriate time, to exercise its rights as a limited partner to vote on matters subject to a limited partner vote, including a vote to cause the sale of the Partnership's remaining property and the liquidation and dissolution of the Partnership.

         SECTION 9. THE BUSINESS OF THE PARTNERSHIP. Information included herein concerning the Partnership is derived from the Partnership's publicly-filed reports. Additional information concerning the Partnership, its assets, operations and management is contained in its annual reports on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Such reports and filings are available for inspection at the Commission's principal office in Washington, D.C. and at its regional offices in New York, New York and Chicago, Illinois. The Purchaser expressly disclaims any responsibility for the information included in such reports and extracted in this discussion.

         The Partnership was organized in 1977 as a California limited partnership for the purpose of acquiring, developing, maintaining and operating income-producing residential real properties for the benefit of its limited partners. The Partnership's only remaining property has been held for approximately 17 years. The Operating General Partner of the Partnership is De Anza Corporation. As of December 31, 1994, there were 22,640.5 Units outstanding held by approximately 2,061 Unitholders.

         The Property. The Partnership currently owns one apartment complex, the Woodbridge Meadows Apartments in Irvine, California (the "Property"). The Property is a 375-unit complex situated on a 17-acre site in the community of Woodbridge Village. The average occupancy for each of the last three full calendar years was 83% in 1992, 91% in 1993 and 96% in 1994. The Property is encumbered by a promissory note secured by first deed of trust in the principal amount of $4,837,624 at December 31, 1994, bearing interest at a rate of 10% per annum, requiring payment of monthly installments of principal and interest in the amount of $47,093 and maturing in 2014. As of September 30, 1995, the remaining principal balance was $4,774,530.

         Selected Financial Data. Set forth below is a summary of certain financial data for the Partnership which has been excerpted from the Partnership's Annual Report on Form 10-K for the year ended December 31, 1994 and its Quarterly Reports on Form 10-Q for the quarters ended September 30, 1995 and September 30, 1994, respectively.

The following table sets forth in comparative tabular form a summary of selected financial data for each of the Partnership's last five full years and the nine months ended September 30, 1995 and 1994:

                                                       Nine Months Ended                   Years Ended December 31,
                                                     09/30/95       09/30/94       1994             1993             1992
                                                     --------       --------    ---------------------------------------------
Operating revenues:                                 $ 3,312,876     5,739,456   $ 6,894,001    $   7,775,005   $  7,464,567

Gain on Sale of Property and Equipment                2,258,041    16,322,297    15,297,374             0.00           0.00

Net income                                            3,069,081    15,875,434    16,080,772          573,956        569,040

Net income
per cash general and
limited partner interest (1)                             115.93        687.25        680.60            20.36          18.91

Total assets:                                        11,583,077    14,318.722    13,998,705       19,147,277     19,448,646

Long-term obligations                                 4,774,530     4,857,630     4,837,624       18,296,772     18,458,814

Cash distributions per $1,000 initial investment:

1. Limited Partner (2)                                   198.45        342.84        349.34            42.92          42.71
2. Cash General Partner (2)                              198.45        342.84        349.34            42.92          42.71
3. General Partner (based on each 1%
    General Partner Interest) (3)                      7,151.53          --        2,648.16         2,283.24       3,086.94

                                                        Years Ended December 31,
                                                           1991             1990
                                                    --------------------------------
Operating revenues:                                  $    7,587,455   $    7,674,121

Gain on Sale of Property and Equipment                         0.00             0.00

Net income                                                  792,187        1,835,968

Net income
per cash general and
limited partner interest (1)                                  25.98            60.19

Total assets:                                            20,692,021       21,932,385

Long-term obligations                                    18,557,744       18,614,946

Cash distributions per $1,000 initial investment:

1. Limited Partner (2)                                        56.52           386.24
2. Cash General Partner (2)                                   56.52           386.24
3. General Partner (based on each 1%
    General Partner Interest) (3)                          4,308.80         6,776.38



Assets were disposed of during 1994 and 1995 which materially affects the comparability reflected in the selected financial data.

(1) Net income per cash general and limited partner interest is based on the aggregate number of such interests outstanding (22,869 Units) during each year.

(2) Cash distributions per limited partner and cash general partner interest are based on the aggregate number of such interests outstanding (22,869 Units) during each year.

(3) The calculations are based on 1% of the total subordinated general partner interests.

Accumulated Depreciation Schedule. Set forth below is a table showing initial cost, gross carrying value, accumulated depreciation and other information for the sole remaining real property as of December 31, 1994.


                                                                                     Initial Cost to Partnership
                                                                                   -------------------------------    Cost
                                                                                                   Buildings,         Capitalized
                           Date of            Date of                                              Improvements       Subsequent to
Property                   Construction       Acquisition         Encumbrances        Land         and Equipment      Acquisition
------------------------------------------------------------------------------------------------------------------------------------
Woodbridge Meadows,
Irvine, California         1978-1979          11/13/78            $4,837,624       $2,700,000      $11,343,940         $5,370,778



                                            Gross Amount Carried at Close                                       Life on Which
                                        of Period Ended December 31, 1994                                       Depreciation
                           --------------------------------------------------------                             in Latest Income
                                                Buildings,                                                      Statement Is
                                                Improvements                               Accumulated          Computed
Property                     Land               and Equipment             Total            Depreciation         (Years)
---------------------------------------------------------------------------------------------------------------------------------
Woodbridge Meadows,
Irvine, California        $2,939,265            $16,425,453         $19,414,718 (1)        $9,311,681           5 to 35


(1)  Aggregate cost for federal income tax purposes is $19,414,718.

         SECTION 10. CONFLICTS OF INTEREST. The Depositary is affiliated with certain members of the Purchaser. Therefore, by virtue of this affiliation, the Depositary may have inherent conflicts of interest in acting as Depositary for the Offer.

         SECTION 11. CERTAIN INFORMATION CONCERNING THE PURCHASER. The Purchaser, Moraga Capital, LLC, is a newly-formed Delaware limited liability company of which the members are Jericho Associates, L.P., ("Jericho"); Moraga Partners, Inc.("Moraga"); Cal-Kan, Inc. ("Cal-Kan"); LP Secondary Market Fund, L.P., MacKenzie Specified Income Fund, a California Limited Partnership, MacKenzie Patterson Special Fund, a California Limited Partnership, Previously Owned Mortgage Partnerships Income Fund 3, L.P., CFS Secondary Market Fund, L.P., Accelerated High Yield Income Fund I, L.P., Accelerated High Yield Income Fund II, L.P., and Accelerated High Yield Growth Fund I, L.P. (the foregoing eight limited partnerships are referred to as the "MPI Funds"); and Moraga Fund 1, L.P.

         Jericho is a newly-formed Delaware limited partnership of which the sole general partner is Michael L. Ashner.

         The MPI Funds are controlled by C.E. Patterson and MacKenzie Patterson, Inc., a corporation controlled by Mr. Patterson; Moraga Partners, Inc. and Moraga Fund 1, L.P. are controlled by both Mr. Patterson and Thomas A. Frame. Cal-Kan is controlled by Mssrs. Patterson and Frame.

         The principal place of business of the Purchaser, Mr. Patterson, Cal-Kan, the MPI Funds, Moraga and Moraga Fund 1, L.P. is located at 1640 School Street, Suite 100, Moraga, California 94556. The principal place of business of Jericho is 100 Jericho Quadrangle, Suite 214, Jericho, New York 11753.

         For information concerning the members of the Purchaser and their respective principals, please refer to Schedule I attached hereto.

         The Purchaser acquired 10 Units as a capital contribution by MacKenzie Specified Income Fund, a California Limited Partnership, one of its members, in November, 1995, valued at $450 per Unit, in a privately negotiated transaction. In addition, Previously Owned Mortgage Partnerships Income Fund 3, L.P., a member of the Purchaser, purchased a total of five Units in a privately negotiated transaction in November 1995 for a purchase price equal to $399 per Unit. Other than the foregoing, neither the Purchaser nor any of its affiliates has purchased any Units since September 1, 1995. The Purchaser and its affiliates currently hold an aggregate of 1,639 Units, or approximately 7.2% of the outstanding Units, as follows:

         Unitholder                                                                                                        Units
         ----------                                                                                                        -----
         The Purchaser                                                                                                        10
         Real Estate Securities Fund 1983                                                                                     81
         MacKenzie Fund III                                                                                                  281
         MacKenzie Fund V, A California Limited Partnership                                                                  402
         MacKenzie Fund VI, A California Limited Partnership                                                                 279
         MacKenzie Specified Income Fund, A California Limited Partnership                                                   270
         MacKenzie Patterson Special Fund, A California Limited Partnership                                                  231
         Previously Owned Partnerships Income Fund 2, L.P.                                                                    75
         Previously Owned Mortgage Partnerships Income Fund 3, L.P.                                                            5
         Vanderbilt Income and Growth Associates, L.L.C.                                                                       5

         The principal business address of the first nine Unitholders identified in the foregoing table is 1640 School Street, Suite 100, Moraga, California 94556, and the principal business address of the tenth is 100 Jericho Quadrangle, Suite 214, Jericho, New York 11753.

         The members of the Purchaser have executed binding commitments to contribute to the capital of the Purchaser amounts sufficient to fund the acquisition of all Units subject to the Offer, the expenses to be incurred in connection with the Offer, and all organization and operating costs of the Purchaser. The Purchaser and the members of the Purchaser are not public companies and have not prepared audited financial statements. The Purchaser has only nominal current net worth, but the members of the Purchaser and their general partners have an aggregate net worth in excess of $15 million, including net liquid assets of more than $5 million.

         Except as otherwise set forth herein, (i) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser beneficially owns or has a right to acquire any Units, (ii) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser, or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Units within the past 60 days, (iii) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on
Schedule I nor any affiliate of the Purchaser has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of the Purchaser or, to the best knowledge of the Purchaser, the persons listed on Schedule I, or any affiliate of the Purchaser on the one hand, and the Partnership or its affiliates, on the other hand, and (v) there have been no contracts, negotiations or transactions between the Purchaser, or to the best knowledge of the Purchaser any affiliate of the Purchaser on the one hand, the persons listed on Schedule I, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

         In March 1990, Patterson Financial Services, Inc. and C. E. Patterson, affiliates of the Purchaser, were found by the National Association of Securities Dealers, Inc. to have violated certain of the compensation guidelines applicable to its member broker-dealer firms. The determination was made in connection with transactions executed by registered representatives of Patterson Financial Services, Inc. for the purchase and sale of certain partnership interests which occurred in 1987.

         SECTION 12. SOURCE OF FUNDS. The Purchaser expects that approximately $2,550,000 would be required to purchase 5,665 Units, if tendered, and an additional $150,000 would be required to pay related fees and expenses. The Purchaser anticipates funding all of the purchase price and related expenses through capital contributions from its members.

         SECTION 13. CONDITIONS OF THE OFFER. Notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or to pay for any Units tendered if all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the transactions contemplated by the Offer shall not have been filed, occurred or been obtained.

         The Purchaser shall not be required to accept for payment or pay for any Units not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Units if, at any time on or after the date of the Offer and before the acceptance of such Units for payment or the payment therefor, any of the following conditions exists:

         (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Units by the Purchaser, (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any Units, including, without limitation, the right to vote any Units acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Partnership's Unitholders, (iii) requires divestiture by the Purchaser of any Units,
         (iv) causes any material diminution of the benefits to be derived by the Purchaser as a result of the transactions contemplated by the Offer or (v) might materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospectus of the Purchaser or the Partnership;

         (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which might, directly or indirectly, result in any of the consequences referred to in clauses
         (i) through (v) of paragraph (a) above;

         (c) any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership, which, in the sole judgment of the Purchaser, is or may be materially adverse to the Partnership, or the Purchaser shall have become aware of any fact that, in the sole judgment of the Purchaser, does or may have a material adverse effect on the value of the Units;

         (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

         (e) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) more than fifty percent of the outstanding Units have been or are proposed to be acquired by another person (including a "group" within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Sections 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Units beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding Units.

         The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to such conditions or may be waived by the Purchaser in whole or in part at any time and from time to time in their sole discretion. Any termination by the Purchaser concerning the events described above will be final and binding upon all parties.

         SECTION 14. CERTAIN LEGAL MATTERS.

         GENERAL. Except as set forth in this Section 14, the Purchaser is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Units by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is the Purchaser's present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of Units tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchaser to elect to terminate the Offer without purchasing Units thereunder. The Purchaser's obligation to purchase and pay for Units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 14.

         ANTITRUST. The Purchaser does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Units pursuant to the Offer.

         MARGIN REQUIREMENTS. The Units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

         STATE TAKEOVER LAWS. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. These laws are directed at the acquisition of corporations and not partnerships. The Purchaser, therefore, does not believe that any anti-takeover laws apply to the transactions contemplated by the Offer.

         Although the Purchaser has not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer nor any action taken in connection herewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Units tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase or pay for any Units tendered.

         SECTION 15. FEES AND EXPENSES. The Purchaser has retained CCP Administrators, Inc., an affiliate of certain members of the Purchaser, to act as Depositary in connection with the Offer. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. The Purchaser will also pay all costs and expenses of printing, publication and mailing of the Offer. Tendering Unitholders will bear the amount of any transfer fees imposed by the Partnership.

         SECTION 16. MISCELLANEOUS. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) UNITHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE PURCHASER IS NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

         No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

November 29, 1995                            MORAGA CAPITAL, LLC

                                   SCHEDULE I

             THE PURCHASER'S MEMBERS AND THEIR RESPECTIVE PRINCIPALS

         The members of the Purchaser are Jericho Associates, L.P., ("Jericho"); Moraga Partners, Inc. ("Moraga"); Cal-Kan, Inc. ("Cal-Kan"); LP Secondary Market Fund, L.P., Accelerated High Yield Income Fund I, L.P., Accelerated High Yield Income Fund II, L.P., Accelerated High Yield Growth Fund I, L.P., MacKenzie Specified Income Fund, a California Limited Partnership, MacKenzie Patterson Special Fund, a California Limited Partnership, Previously Owned Mortgage Partnerships Income Fund 3, L.P., and CFS Secondary Market Fund, L.P. (the foregoing eight limited partnerships are referred to as the "MPI Funds"): and Moraga Fund 1, L.P. The names of the general partner of Jericho, the directors and executive officers of each other member of the Purchaser which is a corporation, and each corporate general partner of the other partnership members, and the present principal occupations and five year employment histories of each such person are set forth below. Each individual is a citizen of the United States of America.

JERICHO ASSOCIATES, L.P.

         Michael L. Ashner is the sole general partner of Jericho.

         Michael L. Ashner has been President and Chairman and Director of National Property Investors, Inc. ("NPI") and a Director of NPI Property Management Corporation ("NPI Management") since their formation in 1984. As the President and a Director of NPI, Mr. Ashner has been involved with the sponsoring of approximately 35 limited partnerships. Mr. Ashner is also the President and Director of NPI Equity Investments, Inc. ("NPI Equity") and NPI Equity Investments II, Inc. ("NPI Equity II"), each a wholly owned subsidiary of NPI. NPI Equity and NPI Equity II control or are the managing general partners of 29 public partnerships. Mr. Ashner is also the President and a Director of DeForest Capital I Corporation and DeForest Capital II Corporation, the general partners of DeForest Ventures I, L.P. and DeForest Ventures II, L.P., respectively (the latter two entities are referred to below as the "DeForest Entities"). Between November 1994 and June 1995, the DeForest Entities made tender offers for limited partnership units in the seven NPI series limited partnerships, the three MRI Business Property Fund limited partnerships and nine Century Properties Fund limited partnerships. In addition, since 1981 Mr. Ashner has been President of Exeter Capital Corporation,a firm which has organized and administered real estate limited partnerships. Prior to forming NPI in 1984, Mr. Ashner served as a general partner of seven real estate limited partnerships that were formed by Exeter Capital Corporation to own and operate income producing real estate, including apartments, commercial office space and retail space. He received his A.B. degree cum laude from Cornell University and received a J.D. degree magna cum laude from the University of Miami School of Law, where he was an editor of the law review.

MACKENZIE PATTERSON, INC.

         MacKenzie Patterson, Inc., is the general partner or controlling administrator of the MPI Funds and Moraga. C.E. Patterson is the principal shareholder and principal officer of MacKenzie Patterson, Inc.

         C.E. Patterson is President of MacKenzie Patterson, Inc. He is the co-founder and President of Patterson Financial Services, Inc. In 1981, Mr. Patterson founded PFS with Berniece A. Patterson, as a financial planning firm. Patterson Real Estate Services, a licensed California Real Estate Broker, was founded in 1982. As President of PFS, Mr. Patterson is responsible for all investment counseling activities. He supervises the analysis of investment opportunities for the clients of the firm. He is a trustee of

Consolidated Capital Properties Trust, a liquidating trust formed out of the bankruptcy court proceedings involving Consolidated Capital Properties, Ltd. Mr. Patterson is also an officer and controlling shareholder of Cal-Kan, Inc., an executive officer and controlling shareholder of Moraga Partners, Inc. general partner of Moraga Partners 1, L.P. Mr. Patterson, through his affiliates, manages a number of investment and real estate partnerships.

         Berniece A. Patterson is a director of MacKenzie Patterson, Inc. In 1981, Ms. Patterson and C.E. Patterson established Patterson Financial Services, Inc. She serves as Chair of the Board and Vice President of PFS. Her responsibilities with PFS include oversight of administrative matters and monitoring of past projects underwritten by PFS. Ms. Patterson is Chief Executive Officer of an affiliate, Pioneer Health Care Services, Inc., and is responsible for the day-to-day operations of three nursing homes and over 250 employees.

         Victoriaann Tacheira is vice president of MacKenzie Patterson, Inc., which she joined in 1988. Ms. Tacheira has eleven years of experience with the NASD broker/dealer business and is experienced in all phases of broker/dealer operations. She is licensed with the NASD as a General Securities Principal. She is president and owner of North Coast Securities Corporation. Ms. Tacheira has been certified by the College of Financial Planning in Denver, Colorado, as a Financial ParaPlanner.

MORAGA PARTNERS, INC.

         Moraga Partners, Inc. is a California corporation which is also the general partner of Moraga Fund 1, L.P. It is owned by C.E. Patterson and Thomas
A. Frame. Mr. Patterson and Mr. Frame are also each an executive officer and director of Moraga Partners, Inc. Information regarding Mr. Patterson is set forth above.

         Thomas A. Frame has been the president of Paradigm Investment Corporation, a real estate limited partnership secondary market firm, since 1986. In 1973, Mr. Frame was a co-founder of Transcentury Real Estate Masters, Oakland, California, a residential and commercial real estate brokerage firm. In 1973 he also co-founded, and has since then been a partner in, Transcentury Property Management Company, which has syndicated privately-placed real estate limited partnerships owning multi-family residential properties. He is a trustee of Consolidated Capital Properties Trust, a liquidating trust formed out of the bankruptcy court proceedings involving Consolidated Capital Properties, Ltd. Mr. Frame is co-owner and an executive officer and director of Cal-Kan, Inc., and co-owner and an officer of Moraga Partners, Inc., general partner of Moraga Fund 1, L.P. Mr. Frame, through his affiliates, manages over $6 million dollars in investor capital and is currently managing a total of 1,150 residential units in four states.

CAL-KAN, INC.

         Cal-Kan, Inc. is a Kansas corporation which is owned by C.E. Patterson and Thomas A. Frame. Mr. Patterson and Mr. Frame are also each an executive officer and director of Cal-Kan-Inc. Information regarding each of Mr. Patterson and Mr. Frame is set forth above.